Exhibit 99.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of October 15, 2025, by and between BILL Holdings, Inc., a Delaware corporation (the “Company”), and the entities and natural person set forth in the signature pages to this Agreement (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date of this Agreement, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in shares of the Company’s common stock, par value $0.00001 per share (the “Common Shares”), totaling, in the aggregate, 8,639,900 Common Shares, or approximately 8.6% of the Common Shares issued and outstanding as of the date of this Agreement;

WHEREAS, Starboard submitted a letter to the Company dated September 5, 2025 (as supplemented from time to time, the “Nomination Notice”) nominating certain candidates for election to the Board of Directors of the Company (the “Board”) at the 2025 annual meeting of stockholders of the Company (the “2025 Annual Meeting”); and

WHEREAS, as of the date of this Agreement, the Company and Starboard have determined to come to an agreement with respect to the composition of the Company’s Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.Directors and Related Agreements.

(a)Board Resignation, Appointments and 2025 Annual Meeting.

(i)Within three (3) business days following the execution of this Agreement, the Company shall accept the resignation of Stephen Fisher as a Class II director, who the Company represents has submitted, or within three (3) business days from the date hereof, shall submit, an irrevocable letter of resignation from the Board and all applicable committees thereof, effective immediately.

(ii)The Company agrees that immediately following the effectiveness of the resignation described in Section 1(a)(i), the Board shall take all necessary actions to: (A) increase the size of the Board from twelve (12) to thirteen (13) directors and (B) appoint each of Peter A. Feld (the “Starboard Director”) and Lee Kirkpatrick (the “First Independent Director”) as a Class II director of the Company with a term expiring at the 2027 annual meeting of stockholders.

(iii)The Company agrees that the Board shall nominate only the following individuals for election to the Board at the 2025 Annual Meeting as Class III directors for terms expiring at the 2028 annual meeting of stockholders: David Hornik, Katherine (Allie) Kline, Beth Johnson (the “Second Independent Director”) and Natalie Derse (the “Third Independent Director,” and together with (A) Mr. Hornik, Ms. Kline and the Second Independent Director, the “2025 Directors” and (B) the Starboard Director, the First Independent Director and the Second Independent Director, the “New Directors”). The Company will include such 2025 Directors in the Company’s slate of recommended nominees standing for election at the 2025 Annual Meeting and to the extent that each 2025 Director is able and willing to serve on the Board will recommend, support and solicit proxies for the election of each 2025 Director at the 2025 Annual Meeting in the same manner as for the other 2025 Directors. The Company shall use its reasonable best efforts to hold the 2025 Annual Meeting no later than December 11, 2025.

(iv)If the Starboard Director (or any Starboard Replacement Director (as defined below) replacing such director) is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the lesser of 3.0% of the Company’s then-outstanding Common Shares and 3,026,567 Common Shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a person to be a Replacement Director in accordance with this Section 1(a) (any such replacement nominee shall be referred to as a “Starboard Replacement Director”).

(v)If the Third Independent Director (or any Mutual Replacement Director (as defined below) replacing such director) is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) in the aggregate at least the Minimum Ownership Threshold, the Parties shall work in good faith to promptly mutually agree upon a replacement candidate for appointment to the Board (any such replacement nominee shall be referred to as a “Mutual Replacement Director, and, together with a Starboard Replacement Director, a “Replacement Director”).

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(vi)Any Replacement Director must (A) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board (the “NCGC”) (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to the New York Stock Exchange (the “NYSE”) listing standards, (C) have the relevant financial and business experience to serve as a director of the Company, (D) shall satisfy the publicly disclosed guidelines and policies with respect to service on the Board, including, without limitation, compliance with the requirements set forth in Section 1(c)(vi) (in the case of each of clauses (B) through (D) (collectively, the “Director Criteria”), as reasonably determined by the NCGC), and (E) in the case of a Replacement Director who is replacing the Third Independent Director (or any replacement thereof), unless otherwise consented to by the Board and the NCGC, be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person to not be deemed independent of Starboard, but any partner, officer or employee of Starboard (a “Starboard Representative”) would not be deemed independent of Starboard). Any Starboard Replacement Director who is replacing the Starboard Director (or any replacement thereof) who is a Starboard Representative will be approved and appointed to the Board no later than five (5) business days following the submission of all completed documentation required by this Section 1(a)(vi) and Section 1(c)(vi), so long as such Starboard Replacement Director meets the Director Criteria. The NCGC shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether such Replacement Director (other than any Replacement Director for the Starboard Director that is a Starboard Representative, who is covered by the prior sentence) meets the foregoing criteria, assuming reasonable availability of such nominee, within ten (10) business days after the date (1) such nominee as a Replacement Director has submitted to the Company the documentation required by Section 1(a)(vi) and Section 1(c)(vi) and (2) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(vi) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee as a Starboard Replacement Director, or the mutual determination of the Mutual Replacement Director, as the case may be. In the event the NCGC does not accept a person recommended by Starboard as the Starboard Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the NCGC recommending such person(s) in accordance with the procedures described above. Upon the recommendation of a nominee for Replacement Director by the NCGC, the Board shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the NCGC’s recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a), the Parties shall continue to follow the procedures of this Section 1(a) until a Replacement Director is appointed to the Board. Upon the appointment of a Replacement Director to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation, retirement or removal or, if the Board or the applicable committee of the Board determines that the Replacement Director does not satisfy the requirements of the NYSE and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. Subject to NYSE rules and applicable law, until such time as any Replacement Director is appointed to any applicable committee of the Board, one of the other New Directors will serve as an interim member of such applicable committee. Any Replacement Director designated pursuant to this Section 1(a) replacing any 2025 Director prior to the 2025 Annual Meeting shall stand for election at the 2025 Annual Meeting together with the other 2025 Directors.

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(vii)During the period commencing with the date of this Agreement through the expiration of the Standstill Period, the Board and all applicable committees of the Board shall not increase the size of the Board to more than thirteen (13) directors without the prior written consent of Starboard.

(b)Board Committees. Subject to NYSE rules and applicable law, the Board and all applicable committees of the Board shall take all actions to ensure that during the Standstill Period, any new committee, including any sub-committee or special committee, of the Board that may be established on or following the date hereof includes the Starboard Director. Without limiting the foregoing, the Company agrees that each New Director shall be given the same due consideration for membership to each committee of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established. Immediately following the appointment or election, as the case may be, of the New Directors, the Board shall take all necessary action to appoint the Starboard Director to the NCGC, the First Independent Director to the Audit Committee of the Board, the Second Independent Director to the Compensation Committee of the Board and the Third Independent Director to the Audit Committee of the Board.

(c)Additional Agreements.

(i)Starboard shall comply, and shall cause each of its controlled Affiliates and Associates, each Starboard Representative and each Starboard Confidentiality Representative (as defined in Section 13) (collectively, “Covered Persons”) to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Covered Person as if such Covered Person were a party hereto. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)Starboard, on behalf of itself and its Covered Persons, hereby irrevocably withdraws the Nomination Notice and each director nomination set forth therein.

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(iii)During the Standstill Period, Starboard shall not, and shall cause each of its Covered Persons not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(iii).

(iv)Starboard shall appear in person or by proxy at the 2025 Annual Meeting and vote all Common Shares beneficially owned by Starboard at such meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2026, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal presented at the 2025 Annual Meeting ; provided, however, that, in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2025 Annual Meeting (other than proposals relating to the nomination, election or removal of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s stockholders during the Standstill Period and vote all Common Shares beneficially owned by Starboard at such meeting in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of director(s). For the avoidance of doubt, Starboard shall be permitted to vote in its discretion on any proposal of the Company in respect of any extraordinary transaction, including any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that would result in (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company entering into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.

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(v)As a condition to the Starboard Director’s appointment to the Board, Starboard hereby represents that the Starboard Director has submitted, or shall no later than the date hereof submit, an irrevocable resignation letter pursuant to which the Starboard Director shall resign from the Board and all applicable committees thereof effective automatically and immediately if Starboard fails to satisfy the Minimum Ownership Threshold at any time after the date of this Agreement. With respect to any Replacement Director who is a Starboard Representative replacing the Starboard Director (including successive Replacement Directors that are Starboard Representatives), as a condition to such Replacement Director’s appointment to the Board, Starboard shall cause such Replacement Director to deliver to the Company an irrevocable resignation letter pursuant to which such Replacement Director shall resign from the Board and all applicable committees thereof effective automatically and immediately if Starboard fails to satisfy the Minimum Ownership Threshold at any time following the date of such Replacement Director’s appointment to the Board. Starboard shall promptly (and in any event within five (5) business days) inform the Company in writing if Starboard fails to satisfy the Minimum Ownership Threshold at any time.

(vi)As a condition for eligibility for appointment to the Board, the New Directors shall have submitted, and each candidate for any Replacement Director shall promptly (but, in any event, prior to being appointed to the Board in accordance with this Agreement) submit, to the Company (x) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement and certain other agreements) required by the Company in connection with the appointment or election of any new Board member, and (y) a written representation that such person, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company, copies of which have been provided to such person prior to such date. Starboard acknowledges that (A) all directors (including the Starboard Director) are governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board and (B) all directors (including the Starboard Director) are required to keep confidential all Company confidential information and, without the prior written consent of the Company, not disclose to any third parties (including Starboard) any discussions, matters or materials considered in meetings of the Board or Board committees, except as otherwise provided pursuant to Section 13 of this Agreement.

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(vii)The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions, effective no later than in connection with the appointment or election of the New Directors that (A) each of the New Directors is deemed to be a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control” (or any similar term) under the Company’s incentive plans, options plans, deferred compensation plans, employment agreements, change in control and severance agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s and Revolving Credit and Security Agreement, dated as of March 2, 2021, between Divvy Peach LLC, Goldman Sachs Bank USA, as agent, and the lenders party thereto, as amended, the Company’s Revolving Credit Agreement, dated as of May 23, 2025, by and among Odin Financing, LLC, J.P. Morgan Chase Bank, N.A., as agent, and the lenders party thereto, as amended, or any other related plans or agreements that refer to any such plan or agreement’s definition of “Change in Control” or any similar term (collectively, the “Existing Plans and Agreements”)), (B) neither the appointment nor election of the New Directors is deemed to constitute a “Change in Control” (or any similar term) under any of the Existing Plans and Agreements and (C) each of the New Directors is a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under such Existing Plans and Agreements.

(viii)Starboard and the Starboard Director agree that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse the Starboard Director (or any Replacement Director thereof that is a Starboard Representative) from any Board or committee or subcommittee meeting or portion thereof at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (A) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (B) any action taken in response to actions taken or proposed by Starboard or its Affiliates with respect to the Company, or (C) any proposed transaction between the Company and Starboard or its Affiliates.

2.Standstill Provisions.

(a)Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the notice deadline under the Company’s Second Amended and Restated Bylaws, as amended, for the submission of stockholder nominations of director candidates for election to the Board at the 2026 annual meeting of stockholders of the Company (the “2026 Annual Meeting”) or (y) the date that is one hundred (100) days prior to the first anniversary of the 2025 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each Covered Person not to, in each case, directly or indirectly, in any manner:

(i)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents, in each case, with respect to any securities of the Company;

(ii)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Shares (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof (the “Starboard Group”)); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the Starboard Group following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement;

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(iii)deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2026 Annual Meeting, so long as such actions do not create a public disclosure obligation for Starboard or the Company, are not publicly disclosed by Starboard or its representatives, Affiliates or Associates, and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third-party proposal regarding any merger, tender (or exchange) offer, takeover offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public, (E) call or seek to call a special meeting of stockholders ;

(vi)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

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(viii)make any request or submit any proposal to amend any of the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote the Common Shares that it beneficially owns as it determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the New Directors (or any Replacement Director, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

3.Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (A) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (B) this Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, the Company as currently in effect, (D) the execution, delivery and performance of this Agreement by the Company does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound and (E) as of the date of this Agreement, the Board is composed of twelve (12) directors and there are no vacancies on the Board.

4.Representations and Warranties of Starboard.

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Starboard represents and warrants to the Company that (A) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (B) this Agreement has been duly authorized, executed and delivered by Starboard, and, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of, Starboard as currently in effect, (D) the execution, delivery and performance of this Agreement by Starboard does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (E) as of the date of this Agreement, Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) 8,639,900 Common Shares including 1,614,152 Common Shares underlying certain forward purchase contracts exercisable within 60 days hereof, (F) as of the date hereof, and except as set forth in clause (E) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (G) Starboard will not (except as disclosed in the Nomination Notice), directly or indirectly, compensate or agree to compensate any director or director nominee of the Company for his or her respective service as a director of the Company, including any New Director, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from (x) compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company or (y) compensating or agreeing to compensate any person for such person’s service as an employee of Starboard.

5.Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby, except as required by law or the rules of any stock exchange, without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

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6.Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled, without the necessity of obtaining any form of bond or other similar undertaking, to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to, its Schedule 13D filings, its preparation and delivery of the Nomination Notice, its preparation and filing of preliminary proxy materials, and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $575,000 in the aggregate.

8.Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (A) upon receipt, when delivered personally; (B) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (C) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed to the Party to receive the same. The addresses for such communications shall be:

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If to the Company, to:

BILL Holdings, Inc.

6220 America Center Drive, Suite 100

San Jose, CA 95002

Attention: René Lacerte

Michael Dunn

Email: rlacerte@hq.bill.com

mdunn@hq.bill.com

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attention: Douglas N. Cogen

Per Chilstrom

David Michaels

Email: dcogen@fenwick.com

pchilstrom@fenwick.com

dmichaels@fenwick.com

If to Starboard or any member thereof, to:

Starboard Value LP

777 Third Avenue, 18th Floor

New York, NY 10017

Attention: Peter A. Feld

Email:pfeld@starboardvalue.com

compliance@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Andrew Freedman, Esq.

Meagan Reda, Esq.

Email: afreedman@olshanlaw.com

mreda@olshanlaw.com

10.Applicable Law.

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This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable legal requirements, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

11.Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

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12.Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, partners, members, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives; provided, however, that at any time following the date upon which the Starboard Director is appointed to the Board, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by the Starboard Director (or any Replacement Director thereof that is a Starboard Representative) that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”), shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, (i) any obligations of confidentiality as a director that may otherwise apply and (ii) Starboard’s and the Starboard Confidentiality Representatives’ confidentiality obligations set forth in Section 13) except that any Opposition Statement will only speak to a matter and contain Company information that has been made public by the Company; provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement. The restrictions in this Section 12 shall not (A) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the Party from which information is sought, in each case solely to the extent required, or (ii) to any disclosure that such Party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (B) prohibit any Party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder. The limitations set forth in this Section 12 shall not prevent either Party from responding to any public statement made by the other Party of the nature described in this Section 12 if such statement by the other Party was made in breach of this Agreement.

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13.Confidentiality.

Any Starboard Director that is a Starboard Representative (or any Replacement Director that is a Starboard Representative), if he or she wishes to do so, may provide confidential information of the Company which he or she learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its controlled Affiliates and Associates and legal counsel (collectively, “Starboard Confidentiality Representatives”), in each case, solely to the extent such Starboard Confidentiality Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard shall (a) inform such Starboard Confidentiality Representatives of the confidential nature of any such Company Confidential Information, and (b) cause any Starboard Director that is a Starboard Representative (or any Replacement Director that is a Starboard Representative) and any Starboard Confidentiality Representatives to (i)not disclose any Company Confidential Information publicly or to any third party (whether to any company in which Starboard has an investment or otherwise), by any means, and (ii) subject to clause (i), not use such Company Confidential Information in any way other than in connection with Starboard’s investment in the Company. Any Starboard Director that is a Starboard Representative and Starboard shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

14.Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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15.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third-Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth in this Agreement. No modifications of this Agreement can be made, except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 6 through 11, 13, 14, and 15, which shall survive such termination; provided, however, that any Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.

BILL HOLDINGS, INC.

By:	/s/ René Lacerte
	Name:	René Lacerte
	Title:	Chairman and Chief Executive Officer

[Signature Page to Cooperation Agreement]

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP, its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP, its manager

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP, its general partner

Starboard Value L LP

By: Starboard Value R GP LLC, its general partner

STARBOARD X MASTER FUND LTD

By: Starboard Value LP, its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC, its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP, its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC, its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value R GP LLC

By:	/s/ Lindsey Cara
	Name:	Lindsey Cara
	Title:	Authorized Signatory

/s/ Lindsey Cara
LINDSEY CARA
Individually and as attorney-in-fact for Jeffrey C. Smith and Peter A. Feld

[Signature Page to Cooperation Agreement]

EXHIBIT A
PRESS RELEASE

BILL Announces Addition of Four New Directors

BILL and Starboard Enter into Cooperation Agreement

New Directors Will Support Value Creation Efforts and Advance Company’s Strategy

as a Leading Intelligent Financial Operations Platform for SMBs

BILL to Hold Investor Day in the First Half of Calendar Year 2026 to Outline Path to “Rule of 40”

SAN JOSE, Calif. – October 16, 2025 – BILL (NYSE: BILL), the intelligent finance platform trusted by half a million businesses to manage, move and maximize their money, today announced that four new directors will be joining its Board of Directors to support the Company’s value creation efforts, including a focus on driving growth and improved profitability while advancing its strategy as a leading intelligent financial operations platform for small and midsize businesses (“SMBs”). These appointments follow constructive engagement with Starboard Value LP (“Starboard”).

In connection with a cooperation agreement between BILL and Starboard and as part of the Board’s ongoing refreshment process, four new independent directors will be joining the Board, including Natalie Derse, Chief Financial Officer of Gen Digital; Peter Feld, Managing Member, Portfolio Manager and Head of Research at Starboard; Beth Johnson, Former Vice Chair and Chief Experience Officer of Citizens Financial Group; and Lee Kirkpatrick, Former Chief Financial Officer of Twilio. Mr. Feld and Mr. Kirkpatrick will be joining the Board as of October 17, 2025, while Ms. Derse and Ms. Johnson will join the Board immediately following the 2025 Annual Meeting of Stockholders. In addition, Steve Cakebread and Brian Jacobs will retire from the Board at the conclusion of their service at the 2025 Annual Meeting of Stockholders; Steve Fisher has retired from the Board as of October 14, 2025. As a result of these changes, the BILL Board of Directors will be expanded from 12 to 13 members.

BILL CEO and Founder René Lacerte said, “As we work to continually reinvent our category and lead a new era of intelligent finance for SMBs, we are also focused on becoming a more efficient, agile organization so that we can move faster on high-impact opportunities, drive durable revenue growth and deliver superior, sustainable value creation. Our new directors are aligned with these objectives and bring outstanding experience and highly relevant skills to help advance these efforts, including in the areas of AI, digital transformation, FinTech, compliance, and operational excellence initiatives, among others. We look forward to sharing more about the progress we are making during our upcoming first quarter earnings call. We also expect to hold an investor day in the first half of calendar year 2026 to share long-term financial targets and discuss the Company’s path to Rule of 40.”

“On behalf of the Board, we welcome our new directors and appreciate the constructive engagement we have had with Starboard. I also want to extend our gratitude to Steve, Steve, and Brian,” continued Mr. Lacerte. “Their guidance and counsel have been instrumental to BILL’s growth and success.”

Mr. Feld stated, “We greatly appreciate the relationship we have built with René, BILL’s leadership team, and the Board. BILL is well positioned as a premier financial operations platform for SMBs with leading products and a strong market position. We invested in BILL because of the tremendous potential we see to capitalize on the Company’s strengths and create long-term value through a sharper focus on margin expansion and continued growth. I am excited to be joining the Board with Natalie, Beth, and Lee. I look forward to working with my fellow directors and BILL management to support execution on the Company’s path towards a best-in-class financial profile and significant shareholder value creation.”

Pursuant to the cooperation agreement, Starboard has agreed to withdraw its director nominations with respect to the 2025 Annual Meeting of Stockholders and has entered into customary standstill, voting and other commitments. A summary and the complete text of the cooperation agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Natalie Derse

Natalie Derse’s 26-year career consists of progressive financial management, business performance analytics and operational excellence across multiple industries, including ecommerce, consumer products and services and manufacturing and distribution. Ms. Derse currently serves as Chief Financial Officer of Gen Digital, a multinational cybersecurity company. Prior to Gen Digital, she held senior leadership roles at eBay, Stanley Black & Decker and General Electric.

She received a B.S. degree in Finance from the University of Dayton.

About Peter A. Feld

Peter A. Feld is a Managing Member, Portfolio Manager and Head of Research of Starboard Value LP since April 2011 and has significant expertise serving as a shareholder representative on numerous technology company boards that have created substantial value for shareholders. Mr. Feld has extensive experience in corporate finance, best-in-class corporate governance, and a deep understanding of capital markets. Prior to founding Starboard in 2011, Mr. Feld was a Managing Director and Head of Research at Ramius LLC for funds that comprised the Value and Opportunity investment platform. Prior to joining Ramius in February 2005, Mr. Feld was an analyst in the Technology Investment Banking group at Banc of America Securities LLC.

Mr. Feld currently serves on the Board of Qorvo, Inc., an American semiconductor company that designs, manufactures, and supplies radio-frequency systems for applications. He has previously served on more than 15 public company boards. Mr. Feld received a B.A. degree in Economics from Tufts University.

About Beth Johnson

Beth Johnson is a financial services executive and has extensive global experience in data and analytics, digital transformation, marketing and client-focused strategy, including growth, engagement and profitability in retail banking, payments and asset and wealth management. Most recently she served as Vice Chair and Chief Experience Officer at Citizens Financial Group. Prior to Citizens, she was a Partner at Bain & Company, where she spent 15 years advising clients across industries on strategy development and transformative growth initiatives.

Ms. Johnson currently serves as an independent director and member of the Audit Committee, Nomination and Corporate Governance Committee, and Compensation Committee at Invesco Ltd. She received a B.A. in Economics and Mathematical Methods in Social Sciences from Northwestern University and an M.B.A. from the Stanford University Graduate School of Business.

About Lee Kirkpatrick

Lee Kirkpatrick is a technology industry veteran and has nearly 30 years of experience in corporate finance, accounting and senior operational leadership. Most recently, Mr. Kirkpatrick served as Chief Financial Officer at Twilio, where he led the company through its IPO and several strategic acquisitions to expand cloud and software offerings. Prior to that, he held senior executive roles at a number of companies, including SAY Media, VideoEgg, Kodak Imaging Network, Ofoto, iOwn and HyperParallel.

Mr. Kirkpatrick has served as a director at multiple public and private companies, and currently serves as an independent board member at Spreedly and independent board member and Audit Chair at Updater. He holds a B.S. in Business Administration from the University of Southern California and an M.B.A. in Finance from Columbia University.

About BILL

BILL (NYSE: BILL) is the intelligent finance platform trusted by nearly half a million businesses and their accountants to manage, move, and maximize their money. BILL powers businesses ranging from fast-moving startups to growing companies with complex operations. We use AI to deliver strategic finance capabilities in one integrated platform that includes AP, AR, expenses, forecasting, procurement and more. With a member network of more than 8 million, BILL’s platform processes ~1% of US GDP annually. Headquartered in San Jose, California, BILL is a trusted partner of leading U.S. financial institutions, accounting firms, and software providers. For more information, visit bill.com.

About Starboard Value LP

Starboard Value LP is an investment adviser with a focused and fundamental approach to investing in publicly traded companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements other than statements of historical facts, and statements in the future tense. Forward-looking statements are based on our expectations as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond the Company’s control. These statements include, but are not limited to, statements regarding the Company’s expectations, beliefs, plans, strategies, initiatives, business or financial prospects or outlook, future shareholder value, priorities or future performance. These risks and uncertainties include, but are not limited to macroeconomic factors, including changes in interest rates, significant political and regulatory developments or changes in trade policy, including the imposition of tariffs and other trade barriers, inflationary, recessionary, and volatile market environments, as well as fluctuations in foreign exchange rates, the Company’s history of operating losses, its recent rapid growth, the large sums of customer funds that the Company transfers daily, the risk of loss, errors and fraudulent activity, credit risk related to the Company’s BILL Divvy Cards and its invoice financing offering, the Company’s ability to attract new customers and convert trial customers into paying customers, its expectations for developing and deploying AI agents and other AI tools, the Company’s ability to invest in its business and develop new products and services, increased competition or new entrants in the marketplace, potential impacts of acquisitions, investments and other strategic transactions, the Company’s relationships with accounting firms, financial institutions and software providers, the global impacts of ongoing geopolitical conflicts, the actual and expected impacts of the above factors on the SMBs the Company serves and other risks detailed in the registration statements and periodic reports the Company files with the SEC, including its quarterly and annual reports, which may be obtained on the Investor Relations section of the Company’s website (https://investor.bill.com/financials/sec-filings/default.aspx) and on the SEC website at www.sec.gov. You should not rely on these forward-looking statements, as actual results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on information available to the Company as of the date hereof. The Company assumes no obligation to update or revise the forward-looking statements contained in this press release because of new information, future events, or otherwise.

BILL Contacts

IR Contact:
Jun Wang
investor@ir.bill.com

Press Contact:
Paul Loeffler
pr@hq.bill.com

Eric Brielmann / Barrett Golden
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449